EXHIBIT 99.2

SMTC Q3 15 Earnings Call

Sushil

•	Thank you Operator……………

•	Welcome and good morning Ladies and Gentlemen. I am Sushil Dhiman, SMTC’s President and Chief Executive Officer. On this call with me today is Jim Currie, SMTC’s Interim Chief Financial Officer and Greg Gaba, Vice President of Finance.

•	Before we begin the call, I’d like to remind everybody that the presentation includes statements about expected future events and financial results that are forward looking in nature and subject to risks and uncertainties. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the company’s control and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10K; on Form 10Q and subsequent reports on Form 8K and other filings with the Securities and Exchange Commission.

•	During this quarter we experienced margin challenges as a result of the higher than expected ramp up costs for new customers, overall product mix, lower than expected utilization in one of our four factories, and realized foreign exchange losses on derivative instruments. I am pleased with our third quarter results related to improvement in working capital, generation of cash flow from operations and significant improvement in our debt leverage ratio as a result of inventory management which has reduced net debt. I will comment on each of these categories and provide additional color on new customer revenues.

•	Our net working capital at $29.3 million improved by $4.5 million when compared to Q2 2015 and improved by $6.2 million compared to Q3 2014. During the third quarter we generated $4.8 million of cash flow from operations. Year to date cash from operations of $6.7 million is mainly due to improved results from operations, sustainable improvement in inventory turns, strong accounts receivable collections and reduced working capital needed due to revenue reductions. As a result of the implementation of several inventory management and supply-chain initiatives, our inventory turns improved during the quarter to 6.6 turns, compared to 5.6 turns in Q3 2014.

•	With the generation of free cash flow, we are continuing to pay down our debt. Our third quarter net debt position of $12.8 million is the Company’s lowest since 2010.

•	As I mentioned in the opening statement and also in the press release, we experienced margin challenges due to higher ramp up costs for new customers, an unfavorable product mix, and realized foreign exchange losses on derivative instruments. Higher ramp up costs resulted from employee on-boarding and training due to new customers. Our revenue mix also changed during the quarter to one inclusive of lower margin business. As you remember from previous calls we faced the loss of two major customers. Our response was to aggressively pursue new customers to replace this business. We are on track to successfully achieve this with new revenues of $11.8 million in the quarter at slightly lower margins. Now that we are beyond this challenge, we expect to return to business as usual with normal growth rates at 5 – 8 % and gross margin of 8 – 10% during the first half of 2016. During the third quarter, one of our four factories was underutilized but still produced a positive site contribution. This factory is expected to return to utilization consistent with our other manufacturing sites over the next six months as it on-boards and ramps a significant new customer awarded in late Q3 2015. During the quarter the company also experienced increased professional fees of $0.4 million in connection with our previously disclosed mergers and acquisitions strategy. These expenses may or may not occur in the future depending on merger and acquisition activity.

•	As a result of these costs and our expectation of flat revenues compared to 2014, we will not achieve our EBITDA expectation of 4% - 5% until 2016.

•	During the quarter, we won five new customers. We are expected to build prototypes for these customers during the next three to six months leading to full production after successful qualification builds. We expect 2016 revenue contribution in excess of $15 million from these customers.

We continue to diversify our customer base. To help explain this, I would like to provide year over year comparatives. In 2014, our top customer revenue concentration was 31% and the top five customers represented 70% of the yearly revenue. In 2015, our top customer is expected to be less than 15% of revenue and the top 5 are anticipated to account for only 50% of 2015 revenue thus reducing customer revenue concentration concerns. During the last year and a half, we have significantly diversified the customer base and thus minimized the impact of a single customer on the performance of the company. Our new customer wins from 2014 and 2015 are fully expected to replace the revenue loss from two long standing customers by the end of this year. While continuing to achieve organic growth, we are now focused on inorganic growth expansion I will now hand it over to Jim Currie. He will present the financial results.

Jim

•	Thanks Sushil

•	Revenue for the third quarter was $53.4 million, compared to $55.5 million of revenue recorded in the third quarter of the prior year. Within the quarter, we saw a $17.2 million reduction of revenue from two disengaging longstanding customers. Removing these customers, other revenue would have grown 47% vs. the same quarter in the prior year.

•	Gross profit for the third quarter (excluding unrealized foreign exchange) was 7.3%, compared to 9.9% in the prior year; with realized foreign exchange losses in the third quarter this year of $1.2m compared to $0.1m last year having a significant impact on margins. Our goal remains to generate 10% in gross profit.

•	Third quarter adjusted EBITDA was $1.0 million (or 1.9% of revenue) as compared to $2.1 million (or 3.7% of revenue) in the third quarter of 2014. As mentioned in our press release adjusted EBITDA would have been $1.5 million without professional services related to the merger and acquisition activities and other severance costs. The decrease in adjusted EBITDA was primarily due to ramp up costs related to new customer builds, product mix, realized FX losses on derivative instruments, and acquisition related expenditures.

•	Our debt, net of cash was $12.8 million at the end of the third quarter, compared to $21.0 million in the third quarter of the prior year. As a result of improved financial performance over the trailing twelve months, we have continued to exceed our bank covenant Fixed Charge Coverage ratio, triggering a 0.5% reduction in the interest rates on our revolving debt facility.

•	I will hand it back to Sushil to provide some closing comments.

Sushil

•	Thanks Jim

•	In summary, while we continue to address margin challenges, in Q3 we experienced continued progress across inventory management, customer growth, lean manufacturing principles and working capital initiatives. Our new customer win track record is expected to continue to add to our revenue growth in 2016 which will improve factory utilization. Continuous improvement as a result of these initiatives will allow us to achieve our long term goal of increasing revenues annually at 5% to 8% and delivering EBITDA of 4% - 5% in 2016.

•	Next year, we are planning to add another segment to our market focus strategy and over the next few months we have plans to obtain the required registrations. This addition will be in the area of Aerospace, Defense and Security, or “ADS”. This market segment typically has a longer sell cycle and as a result the real benefits of this strategy will not be seen until 2017. However, these products have a longer life cycle and command better than average margins. This is an integral part of our customer diversification and margin expansion strategy.

•	Finally, I want to thank our customers for their trust in SMTC, thank our shareholders for their continued investment in our company, and thank our employees across the globe for their hard work and dedication. We will now open the lines for your questions.

Closing:

•	Thank you all for joining the call and your continued support of SMTC. We expect our next earnings call to be at the end of March 2016. We will look forward to speaking to you then.